UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2013 (August 6, 2013)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-184677	38-3888962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

UnitedHealth Services, Inc. Headquarters – Frederick, Maryland

On August 6, 2013, American Realty Capital Healthcare Trust II, Inc.’s (the “Company”) board of directors approved the Company’s potential acquisition of a regional headquarters for UnitedHealthcare Services, Inc., a wholly owned subsidiary of UnitedHealth Group, located in Frederick, Maryland. Subsequently, on August 8, 2013, the Company’s indirect sponsor, AR Capital, LLC, entered into a purchase and sale agreement with respect to various portfolios with Inland American Real Estate Trust, Inc., including the property to be acquired by the Company. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction.

Pursuant to the terms of the purchase and sale agreement, the obligation to close upon the acquisition of the property is subject to certain conditions customary to closing. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The purchase price of the property is $41.9 million, exclusive of closing costs. The Company intends to fund the purchase price of the property with cash on hand from its ongoing initial public offering. The Company may seek financing on the property at or post-closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The property contains approximately 209,000 rentable square feet and is 100% leased to UnitedHealthcare Services, Inc., a subsidiary of UnitedHealth Group, which carries an investment grade credit rating as determined by major credit rating agencies. As of the date of this filing, the property’s lease has a remaining lease term of 7.8 years and the lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The expected annualized rental income for the property is $3.3 million.

CareMeridian Rehabilitation Facility

On August 8, 2013, following the completion of its due diligence review of the CareMeridian Rehabilitation Facility located in Littleton, Colorado, the Company finalized the prerequisites to acquire, and subsequently acquired, the fee simple interest in the property on that same date. Pursuant to the terms of the purchase and sale agreement dated July 12, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the CareMeridian Rehabilitation Facility set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

CareMeridian Rehabilitation Facility

On August 8, 2013, the Company, through a wholly owned subsidiary of its operating partnership, closed its acquisition of the fee simple interest in the CareMeridian Rehabilitation Facility located in Littleton, Colorado for a contract purchase price of $11.3 million, exclusive of closing costs. The seller of the property was Littleton Med Partners, LP, an entity which has no material relationship with the Company, and the acquisition was not an affiliated transaction. The Company funded the acquisition of the property with proceeds from its ongoing offering.

The property contains 27,630 rentable square feet and is 100% leased to CareMeridian, LLC. The lease is fully guaranteed by National Mentor Holdings, Inc. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 15-year term which commenced in July 2012 and expires in July 2027. The annualized straight-line rental income for the initial term is $1.0 million.

Item 8.01. Other Events.

Including the Company’s potential acquisition of the property described in Item 1.01 of this Current Report on Form 8-K, to date, the Company has assembled a combined portfolio of $90.7 million including purchased properties and properties under agreement. Such portfolio includes $25.5 million of purchased properties, $58.4 million of properties under executed purchase and sale agreements and $6.8 million of properties under executed letters of intent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: August 9, 2013	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer